NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW, AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION AND, IF REQUESTED BY THE MAKER, THE MAKER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION PROVISIONS UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE PROVISIONS OF A NOTE PURCHASE AGREEMENT, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE


                                 PROMISSORY NOTE
                                 ---------------


$2,685,104.17                                                     July 19, 2006

      FOR VALUE RECEIVED, the undersigned, GALAXY NUTRITIONAL FOODS, INC., a Delaware corporation ("Maker"), promises to pay to the order of Frederick A. DeLuca, an individual ("Payee"; Payee and any subsequent holder[s] hereof are hereinafter referred to collectively as "Holder"), at the office of Payee at c/o Doctor's Associates, Inc., 325 Bic Drive, Milford, Connecticut 06460, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of TWO MILLION SIX HUNDRED EIGHTY FIVE THOUSAND ONE HUNDRED FOUR AND 17/100THS DOLLARS ($2,685,104.17), together with interest on the outstanding principal balance hereof from the date hereof at the Interest Rate, in lawful money of the United States. Amounts payable hereunder shall be paid, at Payee's option as specified by Payee in writing from time to time, either by (i) check delivered to the office of Payee or (ii) wire transfer of immediately available funds to an account specified by Payee in writing from time to time. This Note is referred to in and issued pursuant to that certain Note Purchase Agreement, dated as of July 19, 2006, by and between Payee and Maker (as amended from time to time, the "Agreement").

      1. Interest Rate. The Interest Rate shall be twelve and one-half percent (12.5%) per annum, calculated on the basis of a 360-day year, actual days elapsed, upon the principal balance hereof from time to time outstanding, but in no event to exceed the Maximum Rate (as defined below).

      2. Payment Terms. Accrued and unpaid interest and the outstanding principal balance hereof shall be due and payable in full on October 19, 2007 (the "Maturity Date"). If any such day is not a business day, such payment shall be made on the next succeeding day which is a business day and interest shall continue to accrue thereon until paid. As used herein, "business day" means a day, other than a Saturday, Sunday or legal holiday, on which commercial banks in Orlando, Florida are open for the general transaction of business.

      3. Prepayment. The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without premium or penalty, provided, however, that the Maker shall provide at least fifteen (15) days prior written notice of the proposed date for prepayment. Notwithstanding the foregoing, the Holder may elect to convert all or a portion of this Note and the accrued and unpaid interest thereon that has been noticed for prepayment at any time prior to the scheduled date of prepayment in accordance with the provisions of Section 5 below. Any such prepayments shall be credited first to any accrued and unpaid interest and then to the outstanding principal balance hereof. Any conversion of this Note by the Holder shall be treated as a payment on the Note by the Maker.

      4. Default. The failure of Maker to pay any principal, interest or any other sums required hereunder when due under this Note shall constitute a default (after expiration of the notice and cure period set forth below). If (i) a default shall occur hereunder and such default shall continue for ten (10) days after notice thereof is delivered by Holder to Maker, or (ii) an Event of Default shall occur under the Agreement, which Event of Default is not cured following the giving of any applicable notice and within any applicable cure period set forth in the Agreement, then, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with any other sums advanced hereunder and/or under any other instrument or document now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby, together with all unpaid interest accrued thereon, shall, at the option of Holder and without notice to Maker, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. Upon the occurrence of a default as set forth herein or in the Agreement, which default is not cured following the giving of any applicable notice and within any applicable cure period set forth herein, at the option of Holder and without notice to Maker, all accrued and unpaid interest, if any, shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid at an annual rate (the "Default Rate") equal to the lesser of (i) the rate that is five percentage points (5.0%) in excess of the above-specified Interest Rate on the date of such default, or (ii) the maximum rate of interest allowed to be charged under applicable law (the "Maximum Rate"), regardless of whether or not there has been an acceleration of the payment of principal as set forth herein.

      5. Conversion.

            5.1 Voluntary Conversion. The Holder of this Note has the right, at the Holder's option, at any time prior to payment in full of the principal balance of this Note, to convert the outstanding principal and accrued interest under this Note, in accordance with the provisions of Section 5.2 hereof, in whole or in part, but in denominations of not less than One Hundred Thousand Dollars ($100,000) (unless the entire principal balance of this Note is being converted), into fully paid and nonassessable shares of Common Stock of the Maker. Subject to Section 6 below, the number of shares of Common Stock into which the outstanding principal of this Note may be converted ("Conversion Shares") shall be determined by dividing the principal amount for which conversion is requested by the Conversion Price (as defined below) in effect at the time of such conversion. The initial "Conversion Price" shall be Thirty Five Cents ($.35).

            5.2 Conversion Procedure. Before the Holder shall be entitled to convert this Note into shares of Common Stock, it shall give written notice to the Maker at its principal corporate office, of the election to convert the Note, and shall state therein the name or names in which the certificate for shares of Common Stock are to be issued. A closing for such conversion shall be held at the offices of the Maker on the fifth business day following the date of deposit of the notice in the mail or such other place and date mutually acceptable to the Holder and the Maker. At such closing the Maker shall issue and deliver to the Holder of this Note a certificate or certificates (bearing such legends as are required under applicable state and federal securities laws in the opinion of counsel to the Maker) for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, and the Holder shall surrender this Note. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of Maker's receipt of Holder's written notice to convert (the "Effective Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            5.3 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Maker issuing any fractional shares to the Holder upon the conversion of this Note, the Maker shall pay to the Holder the amount of outstanding principal that is not so converted.

      6. Conversion Price Adjustments.

            6.1 Adjustments for Subdivision, Dividends, Combinations or Consolidations of Common Stock. If the Maker shall at any time or from time to time after the date that this Note is issued (the "Original Issue Date") effect a combination or consolidation of the outstanding Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. In the event the Maker shall declare or pay any dividend on the Common Stock payable in Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common Stock, into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such dividend or subdivision shall be proportionately decreased. Such adjustment shall take place (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend and (ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective. If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted as of the time of actual payment of such dividend.

            6.2 Adjustment for Other Dividends and Distributions. If the Maker at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Maker other than shares of Common Stock, in each such event provision shall be made so that the holder of the Note shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Maker that it would have received had its Note been converted for Common Stock on the date of such event and had it thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the Holder or with respect to such other securities by their terms.

            6.3 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Note is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), in any such event the Holder shall have the right thereafter to convert this Note for the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which this Note could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            6.4 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note; provided, however, that no adjustment need be made hereunder until the cumulative effect of such adjustment to the Conversion Price is at least two cents ($.02).

      7. Collection. In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, Maker and any endorsers hereof agree to pay to Holder an amount equal to all such costs, including, without limitation, all reasonable attorneys' fees and all court costs.

      8. Presentment and Related Matters. Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto. No failure to accelerate the indebtedness evidenced hereby by reason of a default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law. No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change or affect the original liability of Maker hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

      All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the Maximum Rate. If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if from any circumstance whatsoever, Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between Maker and Holder with respect to the indebtedness evidenced hereby.

      9. Governing Law. This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Florida, and shall be enforceable in a court of competent jurisdiction in the State of Florida, regardless of in which state this Note is being executed.

      10. WAIVER OF JURY TRIAL. HOLDER AND MAKER HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

         11. Miscellaneous. As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. All notices, requests, consents and other communications required or permitted under this Note shall be in writing (including telex and facsimile communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, E-mailed (with simultaneous notice by mail) or mailed by first class postage at the addresses set forth in the Agreement.


                                 MAKER:
                                 ------

                                 GALAXY NUTRITIONAL FOODS, INC.
                                 a Delaware corporation


                                 By:     /s/ Michael E. Broll
                                    --------------------------------------------
                                          Michael E. Broll
                                          Chief Executive Officer